Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference of our firm under the caption “Experts” and to the use of our reports dated June 16, 2005 with respect to Global Secure Corp., April 1, 2005 (except for Note A[1] as to which the date is May 24, 2005) with respect to Global Secure Systems Corp., May 12, 2005 (except for Note A[1] as to which the date is June 9, 2005) with respect to Global Secure Training Corp. and July 19, 2005 with respect to Global Secure Safety (Filtered Air) Corp., in the Registration Statement on Form S-1 and related Prospectus of Global Secure Corp. dated August 11, 2005.
Eisner LLP
New York, New York
August 9, 2005